Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MAIA Biotechnology, Inc. on Form S-8 (No. 333-266453) of our report dated April 8, 2022, on our audit of the financial statements as of December 31, 2021 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 24, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 24, 2023